Exhibit 99.1


 Adept Technology Appoints Steven Moore as Vice President of Finance and CFO; Appointment Allows Adept to Cope With Growth


    LIVERMORE, Calif.--(BUSINESS WIRE)--June 13, 2006--Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided robotics and global robotics services, today announced that Steven Moore has joined the Adept executive management team as vice president of finance and chief financial officer. The appointment of Mr. Moore is intended to allow Adept to better cope with systems and processes needed to manage expanding demand for products and services.
    Steven Moore joins Adept with over 20 years of experience building and leading worldwide corporate finance organizations in high-growth, public companies and Fortune 500 companies.
    "Steve's appointment is a prerequisite for maintaining continuous revenue and profit improvement," said Rob Bucher, chief executive officer for Adept Technology, Inc. "Steve, along with the other members of the executive team, will lead our efforts to consider strategic acquisition and investment opportunities, support growth in new international markets, while at the same time, make efficiency improvements to our worldwide infrastructure to include compliance with Sarbanes-Oxley. I am confident that Steve's leadership will be key to our attainment of Adept's objectives in the coming quarters."
    Most recently, Mr. Moore held the position of chief financial officer at SCM Microsystems, Inc., a publicly-traded security/access control products company located in Fremont, California, and Ismaning, Germany. Previously, he was vice president of finance at Virata Corporation, a $126 million publicly-traded semiconductor company in Santa Clara, California. Prior to Virata, he was vice president and chief financial officer at Health Systems Design Corporation in Oakland, California, a publicly-traded managed care information systems software company.
    Reporting to Mr. Bucher, Mr. Moore oversees the global financial activities of Adept Technology as well as investor relations and corporate communications. Mr. Moore replaces Robert Strickland, who has resigned his position at Adept to pursue other interests. Mr. Strickland contributed in many ways to Adept, including the company's relisting on NASDAQ in November of 2005, assisting the company to return to profitability in 2005, and the recently announced Crosslink Capital investment.

    About Adept Technology, Inc.

    Adept Technology, Inc. designs, manufactures and markets robotic systems, motion control and machine vision technology for global markets including automotive, consumer electronics, consumer goods, disk drive, food, industrial tooling, medical devices, and pharmaceutical. Adept robots, controllers, and software are used for small parts assembly, material handling and packaging. Adept intelligent automation product lines include industrial robots, configurable linear modules, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, and systems and applications software. Founded in 1983, Adept Technology is the largest U.S.-based manufacturer of industrial robots. More information is available at www.adept.com.

    Forward-Looking Statements

    This press release may contain certain forward-looking statements including statements regarding growth, revenues, cash, margins, expenses and products that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, the company's limited cash resources, its customers' ability to pay invoices in a timely manner; the risk that some of its customers may become insolvent; future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; risks of acceptance of the company's new or current products in the marketplace; the financial and operating risks and regulatory requirements associated with the company's international operations; the cyclicality of capital spending of the company's customers and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products; or risks associated with variations in our gross margins based on factors which are not always in our control.
    For a discussion of risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2005 and quarterly report on Form 10-Q for the quarters ended October 1, December 31, 2005 and April 1, 2006 including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Factors Affecting Future Operating Results contained therein.


    CONTACT: Adept Technology, Inc.
             Steven Moore, 925-245-3413
             fax: 925-245-3510